                                     SCHEDULE 14A
                                    (RULE 14a-101)
                       INFORMATION REQUIRED IN PROXY STATEMENT

                               SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                                  (AMENDMENT NO.  )

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/x/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                     GALAGEN INC.
--------------------------------------------------------------------------------
                   (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
                    (Name of Person(s) Filing Proxy Statement, if
                              other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/x/ No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1)   Title of each class of securities to which transaction applies:

         --------------------------------------------------------------------

    2)   Aggregate number of securities to which transaction applies:

         --------------------------------------------------------------------

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

         --------------------------------------------------------------------

    4)   Proposed maximum aggregate value of transaction:

         --------------------------------------------------------------------

    5)   Total fee paid:

         ---------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1)   Amount Previously Paid:

         --------------------------------------------------------------------

    2)   Form, Schedule or Registration Statement No.:

         --------------------------------------------------------------------

    3)   Filing Party:

         --------------------------------------------------------------------

    4)   Date Filed:

         --------------------------------------------------------------------

(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                                 GALAGEN INC.
                         4001 LEXINGTON AVENUE NORTH
                         ARDEN HILLS, MINNESOTA 55126
                                (612) 481-2105


                                                                  March 30, 1998

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of GalaGen Inc. to be held at Land O'Lakes, Inc., 4001 Lexington Avenue North, Arden Hills, Minnesota, commencing at 10:30 a.m., Central Daylight Time, on Wednesday, May 13, 1998.

     The Secretary's Notice of Annual Meeting and the Proxy Statement which follow describe the matters to come before the meeting. During the meeting, we will also review the activities of the past year and items of general interest about the Company.

     We hope that you will be able to attend the meeting in person and we look forward to seeing you. Please mark, date and sign the enclosed proxy and return it in the accompanying envelope as quickly as possible, even if you plan to attend the meeting. If you later desire to revoke the proxy, you may do so at any time before it is exercised.


                                       Sincerely,

                                       /s/ Robert A. Hoerr
                                       -------------------------------------
                                       Robert A. Hoerr, M.D., Ph.D.
                                       CHIEF EXECUTIVE OFFICER AND PRESIDENT

                                 GALAGEN INC.
                        ------------------------------
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                TO BE HELD ON
                                 MAY 13, 1998
                        ------------------------------


     The Annual Meeting of Stockholders of GalaGen Inc. (the "Company") will be held at Land O'Lakes, Inc., 4001 Lexington Avenue North, Arden Hills, Minnesota, on Wednesday, May 13, 1998, commencing at 10:30 a.m., Central Daylight Time, for the following purposes:

     1. To elect five directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified.

     2. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1998.

     3. To transact such other business as may properly be brought before the meeting.

     The Board of Directors of the Company has fixed March 19, 1998 as the record date for the meeting and only stockholders of record at the close of business on that date are entitled to receive notice of and vote at the meeting.

     YOUR PROXY IS IMPORTANT TO ENSURE A QUORUM AT THE MEETING. EVEN IF YOU OWN ONLY A FEW SHARES, AND WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, DATE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME PRIOR TO BEING EXERCISED, AND RETURNING YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING AND REVOKE THE PROXY.

                                       By Order of the Board of Directors,

                                       /s/ Gregg A. Waldon
                                       -----------------------------------
                                       Gregg A. Waldon
                                       SECRETARY

Arden Hills, Minnesota
March 30, 1998

                             --------------------
                                PROXY STATEMENT
                             --------------------
                              GENERAL INFORMATION

     The enclosed proxy is being solicited by the Board of Directors (the "Board of Directors" or "Board") of GalaGen Inc., a Delaware corporation (the "Company"), for use in connection with the Annual Meeting of Stockholders to be held on Wednesday, May 13, 1998, at Land O'Lakes, Inc., 4001 Lexington Avenue North, Arden Hills, Minnesota, commencing at 10:30 a.m., Central Daylight Time, and at any adjournments thereof. Only stockholders of record at the close of business on March 19, 1998 will be entitled to vote at such meeting or adjournments. Proxies in the accompanying form which are properly signed, duly returned to the Company and not revoked will be voted in the manner specified. If no instructions are indicated, properly executed proxies will be voted for the proposals set forth in this Proxy Statement. As of the date of this Proxy Statement, the Board of Directors of the Company does not know of any matters, other than those described in the Notice of Annual Meeting and this Proxy Statement, that are to come before the meeting. If any other matters are properly presented at the meeting for action, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment. A stockholder executing a proxy retains the right to revoke it at any time before it is exercised by notice in writing to the Secretary of the Company of termination of the proxy's authority or by properly signing and duly returning a proxy bearing a later date.

     The address of the principal executive office of the Company is 4001 Lexington Avenue North, Arden Hills, Minnesota 55126 and the Company's telephone number is 612-481-2105. The mailing of this Proxy Statement and form of proxy to stockholders will commence on or about April 9, 1998.

     The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by the use of the mails, certain directors, officers and employees of the Company may solicit proxies by telephone, telecopier, telegram or personal contact, and have requested brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of stock of the Company and will reimburse them for their reasonable out-of-pocket expenses in so forwarding such materials.

     The Common Stock of the Company, par value $.01 per share, is the only authorized and issued voting security of the Company. At the close of business on March 19, 1998, there were 7,962,198 shares of Common Stock of the Company issued and outstanding, each of which is entitled to one vote. Holders of Common Stock are not entitled to cumulate their votes for the election of directors.

     Provided a quorum is present at the meeting, directors shall be elected by a plurality of the votes present in person or represented by proxy at the meeting and entitled to vote and any other matters considered at the meeting shall be decided by an affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote with respect to such matters. Proxies marked to abstain with respect to a proposal have the same effect as shares submitted with a "withhold" or "against" vote for such proposal. Broker non-votes are not considered as votes for or against a proposal.

     A majority of the shares of the Common Stock of the Company entitled to vote shall constitute a quorum for purposes of the meeting. Abstentions and broker non-votes are counted as being present in person or represented by proxy at the meeting and entitled to vote for purposes of determining the presence or absence of a quorum for the transaction of business. If a quorum is not present at the meeting, the stockholders present, by vote of a majority of the votes cast by stockholders present in person or represented by proxy and entitled to vote, may adjourn the meeting, and at any such adjourned meeting at which a quorum is present any business may be transacted which might have been transacted at the meeting as originally called.

         SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth, as of February 28, 1998, the beneficial ownership of the Common Stock by (i) each person known by the Company to beneficially hold more than 5% of the outstanding Common Stock, (ii) each director or nominee for director of the Company, (iii) each officer of the Company named in the Summary Compensation Table on page 10, and (iv) all executive officers and directors of the Company as a group. Except as otherwise noted, the address of the listed beneficial owner is that of the Company and the listed beneficial owner has sole voting and investment power with respect to the listed shares.

          NAME AND ADDRESS                  AMOUNT AND NATURE OF          PERCENTAGE OF
         OF BENEFICIAL OWNER               BENEFICIAL OWNERSHIP(1)     OUTSTANDING SHARES
         -------------------               -----------------------     ------------------
 Chiron Corporation (2)                           3,203,387                  30.0%
     4560 Horton Street
     Emeryville, CA 94608

 Land O'Lakes, Inc.                               1,215,868                  16.0%
     4001 Lexington Ave. N.
     Arden Hills, MN 55126

 Investment Advisers, Inc.                          692,728                   9.1%
     3700 First Bank Place
     Minneapolis, MN 55402

 John Pappajohn (3)                                 590,913                   7.8%
     2116 Financial Center
     Des Moines, IA 50309

 Arthur D. Collins, Jr.                              19,206                      *
 Stanley Falkow, Ph.D.                               35,873                      *
 Ronald O. Ostby (4)                              1,225,868                  16.1%
 R. David Spreng (5)                                712,728                   9.3%
 Winston R. Wallin (6)                               44,063                      *
 Robert A. Hoerr, M.D., Ph.D.                       102,831                   1.3%
 John G. Watson                                      28,000                      *
 Michael E. Cady                                     41,780                      *
 Francois Lebel, M.D., FRCPC                         11,000                      *
 Gregg A. Waldon                                     36,222                      *
 All executive officers and
 directors as a group (11 persons)                2,288,551                  28.6%

----------------------
 *   Represents less than 1%.

(1) The number of shares listed for the following beneficial owners includes the following numbers of shares issuable under options and warrants exercisable within 60 days of February 28, 1998: Chiron Corporation ("Chiron"), 3,117,672 shares; Land O'Lakes, Inc. ("Land O'Lakes"), 57,264 shares; funds controlled by Investment Advisers, Inc. ("IAI"), 64,120 shares; John Pappajohn, 64,213 shares; Arthur D. Collins, Jr., 19,206 shares; Stanley Falkow, Ph.D., 35,873 shares; Ronald O. Ostby, 67,264 shares; R. David Spreng, 74,120 shares; Winston R. Wallin, 26,428 shares; Robert A. Hoerr, M.D., Ph.D., 101,227 shares; John G. Watson, 28,000 shares; Michael E. Cady, 27,602 shares; Francois Lebel, M.D., FRCPC, 11,000 shares; Gregg A. Waldon, 28,686 shares; and all executive officers and directors as a group, 442,842 shares.
(2) Based on a Statement on Schedule 13G filed by Chiron dated February 13, 1998. Includes shares issuable upon exercise of three warrants. Each such warrant provides that if the exercise price for the warrant is greater than the average of the high and low sale prices of a share of Common Stock for the 20 trading days prior to the date of exercise, then the exercise price is reduced to such average price and the number of shares covered by the warrant are proportionately increased. Assuming the warrants were all exercised on December 31, 1997, when the average trading price was equal to $1.93 per share, the warrants would have been exercisable for an aggregate of 3,117,672 shares.

(3) Based on a Statement on Schedule 13G filed by John Pappajohn dated January 28, 1998. Includes 54,166 shares held directly by Mr. Pappajohn's spouse and 54,166 shares held by a proprietorship owned solely by his spouse.
     Mr. Pappajohn disclaims beneficial ownership of such shares.

(4) Mr. Ostby is the Land O'Lakes representative serving on the Board. The shares listed as being beneficially owned by Mr. Ostby include 1,215,868 shares held by Land O'Lakes, which are the same shares listed as being owned by Land O'Lakes. Mr. Ostby disclaims beneficial ownership of such shares. The shares listed also include 10,000 shares issuable under options exercisable within 60 days of February 28, 1998 held by Mr. Ostby for being the Land O'Lakes representative.

(5) Mr. Spreng is the IAI representative serving on the Board. The shares listed as being beneficially owned by Mr. Spreng include 692,728 shares held by investment funds controlled by IAI, which are the same shares listed as being owned by IAI. Mr. Spreng disclaims beneficial ownership of such shares. The shares listed also include 10,000 shares issuable under options exercisable within 60 days of February 28, 1998 held by Mr. Spreng for being the IAI representative.

(6) Includes a warrant to purchase 1,805 shares beneficially owned by The Wallin Foundation. Mr. Wallin disclaims beneficial ownership of such shares.

                            ELECTION OF DIRECTORS

     The Company's By-Laws provide that the number of directors constituting the Board of Directors shall be fixed from time to time by resolution of the Board. The Board of Directors has fixed the size of the Board to be elected at the meeting at five and has nominated the five current members of the Board named below. Arthur D. Collins, a director since May 1994, is not standing for re-election at the meeting. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to elect the five nominees named below to constitute the entire Board.

     Directors elected at the meeting will serve until the next annual meeting of stockholders or until their successors are elected and qualified. Each nominee named below has indicated a willingness to serve as a director for the ensuing year. In case any nominee is not a candidate at the meeting for any reason, the proxies named in the enclosed form of proxy may vote for a substitute nominee in their discretion.

     Information regarding the nominees is set forth below.

NAME                                   AGE  DIRECTOR SINCE
----                                   ---  --------------
R. David Spreng (1)(2)                  36   February 1993

Stanley Falkow, Ph.D (3)                64   August 1994

Robert A. Hoerr, M.D., Ph.D             48   August 1996

Ronald O. Ostby (1)(2)                  60   August 1994

Winston R. Wallin (3)                   72   April 1993

-------------------------
(1)  Member of Audit Committee
(2)  Member of Stock Committee
(3)  Member of Compensation Committee

     R. David Spreng was elected as Chairman of the Board of Directors in December 1993. Mr. Spreng is currently President of IAI Ventures Inc., an asset management firm based in Minneapolis, Minnesota. Prior to joining IAI in 1989, Mr. Spreng was a member of the corporate finance departments of Salomon Brothers Inc, New York and Dain Bosworth Incorporated, Minneapolis. Mr. Spreng also serves as a director of PACE Health Management Systems, Inc. and a number of privately-held companies.

     Stanley Falkow, Ph.D. has been a Professor of Microbiology and Immunology and Medicine at Stanford University School of Medicine since 1981, and from 1981 to 1985 served as Chairman of his department. Before moving to Stanford University, he served on the faculties of Georgetown University Medical School and the University of Washington School of Medicine. In 1984, Dr. Falkow was elected to the National Academy of Sciences. Dr. Falkow received his B.S. from the University of Maine and his Ph.D. in Biology from Brown University. Dr. Falkow also serves as a director of Protein Design Labs Inc.

     Robert A. Hoerr, M.D., Ph.D., was named President and Chief Operating Officer of the Company in February 1994 and became President and Chief Executive Officer in September 1994. He served as Vice President, Medical and Regulatory Affairs of the Company from January 1993 to December 1993 and Senior Vice President from December 1993 to February 1994. Dr. Hoerr was Director of Medical Affairs for Sandoz Nutrition Corporation, a research-based nutrition company, from March 1990 to January 1993. From 1986 to 1990, Dr. Hoerr was Research Scientist and Assistant Program Director at the Clinical Research Center, Massachusetts Institute of Technology ("MIT"). Dr. Hoerr received his A.B. in Biology from Indiana University, his M.D. from Indiana University School of Medicine and his Ph.D. in Nutritional Biochemistry and Metabolism from MIT.

     Ronald O. Ostby has served as Group Vice President and Chief Financial Officer of Land O'Lakes, a Minnesota-based dairy cooperative, since 1986. He served in various capacities at The Pillsbury Company, an international food company, from 1961 until 1984, most recently as Vice President of Finance and Planning. Mr. Ostby was Vice President of Finance and Chief Financial Officer of Ag Processing, Inc., an oil seed processing company, from 1984 to 1986.

     Winston R. Wallin served as Chairman of the Board of Directors of Medtronic, Inc., the world's leading manufacturer of cardiac pacemakers, from January 1986 to August 1996. Mr. Wallin also served as Chief Executive Officer of Medtronic from June 1985 to April 1991 and as President of Medtronic from June 1985 to March 1989. He has served as Chairman Emeritus of the Board of Directors of Medtronic since August 1996. Prior to joining Medtronic, Mr. Wallin was with The Pillsbury Company for 37 years, last serving as its President, Chief Operating Officer and Vice Chairman. Mr. Wallin also serves as a director of Bemis Company, Inc., Integ Incorporated and McGlynn Bakeries, Inc.

     Land O'Lakes and IAI have an understanding with the Company that the Company will nominate a representative of each for election to the Board of Directors so long as they remain significant stockholders. Mr. Ostby is the current Land O'Lakes representative on the Board, and Mr. Spreng is the current IAI representative.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has appointed an Audit Committee, a Compensation Committee and a Stock Committee. The Board has not appointed a nominating committee. The Audit Committee, among other duties, reviews and evaluates significant matters relating to the audit and internal controls of the Company, reviews the scope and results of audits by, and the recommendations of, the Company's independent auditors and approves additional services to be provided by the auditors. The Audit Committee also reviews the activities of the Company's accounting staff and reviews audited financial statements of the Company. The Compensation Committee reviews and makes recommendations to the Board of Directors regarding salaries, compensation and benefits of officers and key employees. The Stock Committee is responsible for determining the consideration to be received for stock issued by the Company in any private or public offering by the Company.

BOARD AND COMMITTEE MEETINGS AND MEETING ATTENDANCE

     The Board of Directors met three times and took action in writing in lieu of meeting on one occasion during 1997. The Audit Committee met twice during 1997; the Stock Committee took action in writing in lieu of meeting on one occasion during 1997; and the Compensation Committee did not meet during 1997. Each director attended more than 75% of the meetings of the Board of Directors and Board committees on which he serves, with the exception of Messrs. Ostby and Wallin. Mr. Ostby and Mr. Wallin attended 60% and 67%, respectively, of the meetings of the Board of Directors and Board committees on which they serve.

DIRECTOR COMPENSATION

     The 1992 Stock Plan formerly provided that, upon election or appointment to the Board of Directors, each non-employee director (other than the representatives of Land O'Lakes and IAI) was automatically granted a non-qualified option to purchase 13,541 shares of Common Stock at its fair market value on the date of grant. The options were to have terms of five years and three months and become exercisable as to 2,708 shares on and after each anniversary of the option. Each non-employee director of the Company (other than the representatives of Land O'Lakes and IAI) has received such an option. Land O'Lakes and IAI have each been granted a non-qualified option to purchase 13,541 shares of Common Stock outside of the 1992 Stock Plan, in lieu of the automatic grant to the director serving as their respective representative on the Board of Directors. These options have similar terms and conditions as the automatic grant to non-employee directors. The 1992 Plan was amended in December 1996 to eliminate the automatic grants for non-employee directors and to provide that directors could receive discretionary grants of options under the 1992 Stock Plan.

     In December 1995, each non-employee director was granted an option outside of the 1992 Stock Plan to purchase 2,708 shares of Common Stock at its fair market value on the date of grant. These options have a term of five years and three months and vest ratably over five years at the end of each year.

     Directors are also eligible to receive discretionary grants of options under the 1997 Incentive Plan. In December 1996, each non-employee director was granted an option under the 1997 Incentive Plan to purchase 30,000 shares of Common Stock at its fair market value on the date of grant. These options have a term of ten years and vest ratably over three years at the end of each year.

     Dr. Falkow receives additional compensation for providing consulting services to the Company. Dr. Falkow was granted an option under the 1992 Stock Plan in December 1996 to purchase 50,000 shares of Common Stock at fair market value on the date of grant. This option has a term of five years and three months and vests ratably over three years at the end of each year. Additionally, Dr. Falkow is reimbursed for all expenses associated with providing consulting services.

     Each director is reimbursed for expenses for attending Board of Directors meetings. Other than the foregoing, the Company has no regular compensation arrangements with its directors.

                     REPORT OF THE COMPENSATION COMMITTEE

     The general compensation policies of the Company and the specific compensation for each of the Company's executive officers are established by the Compensation Committee, comprised entirely of non-employee directors.

     The Company's executive compensation program for executive officers is designed to attract, retain and reward executives who are capable of leading the Company in the achievement of its business objectives. All decisions by the Compensation Committee relating to the compensation of the Company's officers are reviewed and approved by the Board.

EXECUTIVE COMPENSATION PHILOSOPHY

     The Company's compensation program for executive officers is designed to promote the financial performance, business strategies and other values and objectives of the Company. This program seeks to enhance stockholder value by linking the financial interests of the Company's executives with those of its stockholders. Under the guidance of the Compensation Committee, the Company has developed and implemented an executive compensation program to achieve the following objectives:

     - To provide formal performance appraisals as measured against objectives.

     - To provide compensation that will attract, retain and reward executives of superior talent who will contribute to the success of the Company.

     - To align executives' interests with the Company's by linking a portion of compensation to the long-term success of the Company by providing executives with equity ownership in the Company.

     The Company's executive compensation program consists of the following elements:

     - BASE SALARY determined by individual contributions and sustained performance within an established competitive salary range.

     - INCENTIVE COMPENSATION which rewards executives for attaining pre-determined Company goals which create stockholder value through an increase in the market value of the Company's Common Stock.

     - OTHER COMPENSATION which includes certain benefits, such as employee relocation, medical benefits, a 401(k) Savings Plan and an Employee Stock Purchase Plan, most of which are generally available to all employees of the Company.

THE COMPENSATION PROCESS

     BASE SALARY.   Base salaries for executive officers, with the exception
of the Chief Executive Officer, are determined by reviewing and comparing salaries, and the corresponding job descriptions, offered for similar positions reported by the Radford Biotechnology Survey and by reviewing salaries of persons with comparable qualifications, experience and responsibilities at other companies of comparable size in the biotechnology industry. After reviewing these salaries and job descriptions, the Company establishes a range of salaries paid for various executive positions. The Company's executive base salaries are set at approximately equal to or less than the 50th percentile of a particular executive's position range when adjusted for other duties that the Company's executives may or may not be performing compared to the Radford Biotechnology Survey's job description for the same executive's position. The Compensation Committee believes that the Company's executive base salaries should be set at no greater than the 50th percentile of the salary ranges described above but that the overall executive compensation package should be comparable or higher than other executive compensation packages if overall Company goals, described below, and individual objectives are met. As an executive officer's level of responsibility increases, a greater portion of the total compensation package is based on incentive compensation, described below, which may cause greater variability in the individual's overall compensation package from year to year. In addition, the higher that an executive officer rises in the organization, the more the compensation package shifts to reliance on appreciation of the value of the Company's stock through stock options. The Company also strives to achieve equitable relationships both among the compensation of individual executives and between the compensation of executives and other employees throughout the organization.

     INCENTIVE COMPENSATION. Short-term cash incentive compensation for each executive officer, with the exception of the Chief Executive Officer, is determined based upon the executive's annual performance, as measured against pre-determined Company and individual goals. Under this short-term cash incentive bonus program, a bonus pool is established by the Compensation Committee from which all employees are eligible to receive bonuses at the discretion of the Compensation Committee. The amount of the pool is based upon a percentage of the total annualized base salaries of eligible employees and the achievement of corporate goals approved by the Board of Directors, which are the same goals as those discussed below for the Chief Executive Officer. Each executive officer may earn an annual targeted cash incentive from the bonus pool based upon the accomplishment of corporate goals, the achievement of individual goals set at the beginning of each year and on other subjective factors. Subjective performance criteria include an executive's ability to motivate others, develop the skills necessary to grow as the Company matures, recognize and pursue new business opportunities and initiate programs to enhance the Company's growth and success. The Compensation Committee does not use a specific formula based on these subjective criteria, but makes an evaluation of each executive officer's contributions in light of all such criteria. Such targeted cash incentive amounts range up to 45% of base salary depending upon the level of the executive officer. Long-term incentive compensation, in the form of stock options, is used to align the interests of officers and stockholders and enables executives to develop a long-term stock ownership position in the Company. Stock option grants are intended to focus executives on managing the Company from the perspective of an owner with an equity position in the business. Executives, including the Chief Executive Officer, are granted options to purchase shares of the Common Stock upon commencement of employment and are eligible for consideration of additional annual option grants at the discretion of the Compensation Committee and the Board.
Factors considered (which are not given a particular relative weighting) include increases in the level of responsibility, promotions, sustained exceptional performance over a period of years and overall stock performance. In granting new options, the Compensation Committee takes into account the number of options already granted to an officer. Stock options are granted at an option price equal to the fair market value of the Common Stock on the date of grant and generally vest over a five-year period. Although an executive's past performance is considered when awarding incentive compensation, the Company's desire to retain an individual is also a consideration in this determination.

     OTHER COMPENSATION. The Company's executives are entitled to relocation benefits upon commencement of employment. They also receive medical benefits and participate in the Company's 401(k) Savings Plan on the same basis as other full-time employees of the Company. Executive officers of the Company are also eligible to participate in the Company's Employee Stock Purchase Plan. The plan is available to virtually all employees of the Company and generally permits participants to purchase Common Stock at a discount of 15% from fair market value at the beginning or end of the applicable purchase period.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     The Compensation Committee evaluates the performance and fixes the base salary of the Chief Executive Officer on an annual basis based in part on the compensation package data discussed above and the Compensation Committee's assessment of his past performance and its expectation as to his future contributions in leading the Company and its development. Because the Company is in the development stage, the profitability of the Company is not considered in setting the Chief Executive Officer's compensation; however, the Compensation Committee does consider a number of financial factors, including the Company's ability to secure financing, expense reduction and control, and the efficient use of working capital to achieve goals. In addition, the Compensation Committee also considers significant accomplishments made by the Company during the prior year and other performance factors, such as the effectiveness of the Chief Executive Officer in establishing the Company's strategic direction. The annual cash bonus, if any, is entirely dependent on the accomplishment by the Company of certain corporate goals approved by the Board and the Company's ability to pay. Factors considered by the Compensation Committee in determining the Chief Executive Officer's base salary and cash bonus, if any, are not subject to any specific weighting factor or formula.

     In determining the Chief Executive Officer's base salary for 1997 as reported in the summary compensation table on page 10, the Committee considered 1996 accomplishments as well as the comparative compensation data and performance factors discussed above. The major accomplishments of the Company in 1996 which the Committee considered included: (i) the successful completion of the Company's initial public offering (the "Offering"), (ii) the commencement of the Sporidin-G double blind placebo controlled Phase II/III clinical trial, (iii) the commencement of the Company's Candistat-G bone marrow pilot clinical trial, (iv) the commencement of a bioavailability study for Diffistat-G, (v) the commencement of a Phase I/II clinical trial for Diffistat-G, (vi) the successful pre-clinical testing of antigens for development of PylorImune-G and (vii) the completion of the Company's pilot plant manufacturing facility. No annual cash bonuses were paid to the Chief Executive Officer or to any of the other executive officers for 1997.

COMPENSATION REVIEW

     In November 1996, the Compensation Committee retained the services of an outside independent compensation consulting firm which specializes in the field of biotechnology. This firm has reviewed and evaluated the Company's process of establishing, reviewing and adjusting the compensation of the Company's executive officers. After this review was completed, the firm concluded that the process presently employed by the Company in obtaining, analyzing and employing comparative data, and implementing the Company's compensation programs for the Company's executive officers and for the Chief Executive Officer, is consistent with industry norms and reasonable under the circumstances.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's chief executive officer or any of the four other most highly compensated executive officers. Compensation is not subject to the deduction limit if certain requirements are met, including that the compensation be performance-based. The Company intends to structure the performance-based portion of the compensation of its executive officers in a manner that complies with the statute to mitigate any disallowance of deductions.

                                                   COMPENSATION COMMITTEE
                                                   ----------------------
                                                   Winston Wallin, Chairman
                                                   Stanley Falkow

                            EXECUTIVE COMPENSATION

     The following table sets forth the compensation for the years ended December 31, 1997, 1996 and 1995 of the Chief Executive Officer of the Company and the four other executive officers of the Company earning salary and bonus compensation in excess of $100,000 for 1997 (the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

-----------------------------------------------------------------------------------------------------
                                                                        Long-Term
                                             Annual Compensation      Compensation
                                            ---------------------  ----------------
                                                                       Securities
                                                                       Underlying          All Other
  Name and Principal Position        Year   Salary        Bonus     Options (Shares)    Compensation
  ---------------------------        ----  --------      -------    ----------------    ------------
 Robert A. Hoerr, M.D., Ph.D.        1997  $200,000      $   -0-         73,000(1)       $10,411(2)
   President and Chief               1996   150,000       25,000         77,000            8,973(3)
   Executive Officer                 1995   150,000          -0-        108,332            7,207(3)


 John G. Watson                      1997   175,000          -0-          7,300(1)        51,015(4)
   Chief Operating Officer           1996    42,249(5)       -0-        132,700              -0-


 Michael E. Cady                     1997   115,000          -0-         24,300(1)         3,012(6)
   Vice President,                   1996    95,000       10,000         25,700            2,255(7)
   Manufacturing and                 1995    95,000          -0-         28,436            2,185(7)
   Engineering

 Francois Lebel, M.D., FRCPC         1997   150,000          -0-            -0-            4,961(4)
   Vice President,                   1996     1,156(8)       -0-         55,000           95,663(4)
   Scientific and Regulatory
   Affairs

 Gregg A. Waldon                     1997   115,000          -0-         24,300(1)         7,198(9)
   Vice President,                   1996    75,000       10,000         25,700            6,472(10)
   Chief Financial Officer,          1995    75,000          -0-         28,436            5,000(10)
   Treasurer and Secretary
-----------------------------------------------------------------------------------------------------

(1) Amount reflects options for shares of Common Stock granted in December 1996 under the 1997 Incentive Plan, which 1997 Incentive Plan was approved by shareholders in May 1997.

(2) Amount reflects payment by the Company of premiums for a life insurance policy and premium payments of group life insurance in excess of $50,000 the proceeds of which are both payable to a beneficiary chosen by Dr. Hoerr. Also includes payment by the Company of premiums for long-term disability policies the proceeds of which are payable to Dr. Hoerr.

(3) Amount reflects payment by the Company of premiums for a life insurance policy the proceeds of which are payable to a beneficiary chosen by Dr. Hoerr. Also includes payment by the Company of premiums for long-term disability policies the proceeds of which are payable to Dr. Hoerr.

(4) Amount reflects moving expense payments by the Company for employee relocation.

(5) Amount reflects salary for partial year. Mr. Watson started employment with the Company on September 30, 1996.

(6) Amount reflects payment by the Company of premiums for a life insurance policy of which one-half of the proceeds are payable to a beneficiary chosen by Mr. Cady and premium payments of group life insurance in excess of $50,000 the proceeds of which are payable to a beneficiary chosen by Mr. Cady. Also includes payment by the Company of premiums for long-term disability policies the proceeds of which are payable to Mr. Cady.

(7) Amount reflects payment by the Company of premiums for a life insurance policy of which one-half of the proceeds are payable to a beneficiary chosen by Mr. Cady. Also includes payment by the Company of premiums for long-term disability policies the proceeds of which are payable to Mr. Cady.

(8) Amount reflects salary for partial year. Dr. Lebel started employment with the Company on December 17, 1996.

(9) Amount reflects payment by the Company of premiums for a life insurance policy and premium payments of group life insurance in excess of $50,000 the proceeds of which are both payable to a beneficiary chosen by Mr. Waldon.

(10) Amount reflects payment by the Company of premiums for a life insurance policy the proceeds of which are payable to a beneficiary chosen by Mr. Waldon.

STOCK OPTIONS

     The following table provides certain information concerning grants of stock options during the fiscal year ended December 31, 1997 to the Named Executive Officers. In accordance with the rules of the Securities and Exchange Commission (the "Commission"), the table sets forth the potential realizable value over the terms of the options (the period from the grant date to the expiration date) based on assumed rates of stock appreciation of five percent and ten percent, compounded annually. These amounts do not represent the Company's estimate of future stock price. Actual realizable values, if any, of stock options will depend on the future performance of the Common Stock.

                      OPTION GRANTS IN LAST FISCAL YEAR

-------------------------------------------------------------------------------------------------------------------------
                                       Individual Grants                                         Potential Realizable
                        ------------------------------------------------------------------          Value at Assumed
                                                 % of Total                                   Annual Rates of Stock Price
                                                  Options                                        Appreciation for Option
                         Number of Shares        Granted to      Exercise                               Term (1)
                        Underlying Options      Employees in     Price Per      Expiration    ---------------------------
        Name                  Granted           Fiscal Year       Share            Date           5%                10%
---------------------   ------------------      ------------     ---------      ----------    ---------          --------
 Robert A. Hoerr,          73,000(2)(3)             19.2%          $4.00          12/30/06     $183,637          $465,373
    M.D., Ph.D.

 John G. Watson             7,300(2)(3)              1.9            4.00          12/30/06       18,364            46,537

 Michael E. Cady           24,300(2)(3)              6.4            4.00          12/30/06       61,129           154,912

 Francois Lebel,               --                     --              --                --           --                --
    M.D., FRCPC

 Gregg A. Waldon           24,300(2)(3)              6.4            4.00          12/30/06       61,129           154,912
-------------------------------------------------------------------------------------------------------------------------

(1) The potential realizable value is based on the term of the option at the time of grant (ten years) and on the assumption that the fair value of the Common Stock appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

(2) Represents options to purchase shares of Common Stock granted in December 1996 under the 1997 Incentive Plan which 1997 Incentive Plan shareholders approved in May 1997.

(3) The listed options become exercisable with respect to one-fifth of the shares covered thereby on each of the first five anniversaries of the date of grant. The options each have a maximum term of ten years, subject to earlier termination in the event of the optionee's cessation of service with the Company. In the event of (i) a dissolution or liquidation of the Company, (ii) a merger, consolidation of the Company with or into any other entity, regardless of whether the Company is a surviving corporation, or a proposed statutory share exchange with any other entity, or (iii) a sale of substantially all of the assets of the Company, the listed options granted under the 1997 Incentive Plan will either be replaced with substitute options or become exercisable in full, and upon an event changing control of the Company (as defined in the 1997 Incentive Plan), the listed options granted under the 1997 Incentive Plan will become exercisable in full.

     The following table summarizes option exercises during the year ended December 31, 1997 and provides information regarding the number of all unexercised stock options held by the Named Executive Officers as of December 31, 1997, the end of the Company's last fiscal year:

                AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR

                      AND FISCAL YEAR-END OPTION VALUES

--------------------------------------------------------------------------------------------------------------------------------
                                                                    Number of Shares                   Value of Unexercised
                                                                 Underlying Unexercised              In-the-Money Options at
                       Shares Acquired                         Options at Fiscal Year-End               Fiscal Year-End (2)
                             on                Value          ----------------------------       -------------------------------
        Name              Exercise          Realized (1)      Exercisable    Unexercisable       Exercisable       Unexercisable
-------------------    ---------------      ------------      -----------    -------------       -----------       -------------
 Robert A. Hoerr,              --                  --           101,227         157,105               $-0-              $-0-
    M.D., Ph.D.

 John G. Watson                --                  --            28,000         112,000                -0-               -0-

 Michael E. Cady            3,770              $4,313            27,602          50,834                -0-               -0-

 Francois Lebel,               --                  --            11,000          44,000                -0-               -0-
    M.D., FRCPC

 Gregg A. Waldon            3,385               4,296            28,686          49,750                -0-               -0-
--------------------------------------------------------------------------------------------------------------------------------

(1) Calculated on the basis of the fair market value of the underlying shares of Common Stock on the date of exercise minus the exercise price.

(2) Calculated on the basis of the fair market value of the underlying shares of Common Stock at December 31, 1997, as reported by The Nasdaq Stock Market, of $1.875 per share, minus the per share exercise price, multiplied by the number of shares underlying the option.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee was at any time during 1997, or formerly, an officer or employee of the Company or any subsidiary of the Company. During 1997, no executive officer of the Company served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of the Compensation Committee of the Company.

                        COMPARATIVE STOCK PERFORMANCE

     The comparative stock performance graph below compares the cumulative stockholder return on the Common Stock of the Company for the period from April 1, 1996 (the effective date of the Offering of the Company's Common Stock) through December 31, 1997 with the cumulative total return on (i) the CRSP Total Return Index for the Nasdaq Stock Market (US) and (ii) the Nasdaq Pharmaceutical Stocks Index. The table assumes the investment of $100 in the Company's Common Stock, the CRSP Total Return Index for the Nasdaq Stock Market (US) and the Nasdaq Pharmaceutical Stocks Index on April 1, 1996, and the reinvestment of all dividends through the last trading day of the years ended December 31, 1996 and December 31, 1997.

                                              April 1,  December 31,  December 31,
                                                1996        1996          1997
                                              --------  -----------   ------------
          GalaGen Inc.                          $100      $ 43.750      $ 18.750
          CRSP Total Return Index for the
          Nasdaq Stock Market (US)              $100      $116.884      $143.494
          Nasdaq Pharmaceutical Stocks Index    $100      $ 95.870      $ 99.243

           SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the Company's directors and executive officers file initial reports of ownership and reports of changes in ownership with the Commission. Directors and executive officers are required to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's directors and executive officers, the Company makes the following disclosure. Messrs. Hoerr, Cady, Waldon, Watson and Falkow each inadvertently failed to make a timely filing of his statement of beneficial ownership with respect to a stock option grant by the Company and Ms. Bostwick inadvertently failed to make a timely filing of her statement of beneficial ownership with respect to a stock option exercise.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company is party to a number of agreements with Land O'Lakes, a 16.0% stockholder of the Company, including a supply agreement, a license agreement, a royalty agreement and a master services agreement. Mr. Ostby, a director of the Company, is an executive officer of Land O'Lakes.

     Under the supply agreement, the Company will purchase and Land O'Lakes will supply, at their option, all of the Company's commercial requirements for colostrum and milk through May 7, 2002 (with an option to extend the right of first refusal for an additional ten years at the discretion of Land O'Lakes). Additionally, Land O'Lakes will provide expertise in dairy herd selection, on-farm management, membership relations and procurement to the Company for the manufacture of antibody material.

     Under the license agreement, Land O'Lakes received a perpetual, paid-up, worldwide license from the Company to use then-existing polyclonal antibody technology and future improvements (defined to include such technology developed or acquired) for animal products, functional foods (food or food supplements providing medical or nutritional benefits which are not regulated by the FDA) and infant formula. Land O'Lakes has the right to sublicense the polyclonal antibody technology and future improvements for use in animal products, functional foods and infant formula. If Land O'Lakes sublicenses any Company technology improvements for use in functional foods, a royalty on such functional foods must be paid to the Company. If the Company desires to distribute or market any animal products for use by farm animals and that are based on new technologies or animal products for use by other than farm animals that are based on Company technology improvements, the Company must give Land O'Lakes a right of first refusal to distribute or market such products, and Land O'Lakes will pay the Company a license fee. No royalties have accrued under this license agreement. The Company agreed not to compete for 15 years in the area of animal products and functional foods based on polyclonal antibody technology. Land O'Lakes did not receive a license and specifically agreed not to compete, directly or indirectly, for 15 years in the areas of prescription drugs and over-the-counter drugs regulated by the FDA for humans. However, as described below, under the royalty agreement the Company is required to pay Land O'Lakes a royalty on all such prescription drugs and other drugs regulated by the FDA. Land O'Lakes automatically receives, in connection with any license acquired by the Company, a sublicense to the same technology for application to animal products, functional foods and infant formula.

     In March 1997, Land O'Lakes granted the Company a license to use existing polyclonal antibody technology and future improvements in the development, formulation, manufacture, marketing, distribution and sale of kefir-based products, as defined in the granted license. In consideration of granting the Company this license, Land O'Lakes will receive a royalty of five percent from food components or ingredients sold by the Company to be included in a kefir-based product and one percent of net receipts from a kefir-based finished product sold by the Company.

     In March 1998, the Company and Land O'Lakes signed an amended and restated license agreement (the "Restated License") in which the Company has significantly broadened its rights to develop and market functional foods. Under the Restated License, the Company can use, improve, exploit, license or share existing Procor technology, Procor technology improvements and new technologies, as defined, in all areas of functional foods except under certain "reserved food product" and "first refusal food product" categories. If the Company intends to engage in manufacturing or marketing any "first refusal food product" as defined, the Company must give Land O'Lakes notice of its intent, in which case Land O'Lakes can negotiate with the Company, in good faith and within a defined period of time, to undertake any part of the manufacturing or marketing areas. If the Company intends to engage in manufacturing or marketing any "reserved food product" as defined, the Company must give Land O'Lakes notice of its intent and must work only with Land O'Lakes to undertake the manufacturing or marketing of such products.

     Under the royalty agreement, the Company is required to pay Land O'Lakes a royalty on net receipts from any product which is based on its polyclonal antibody technology, including future improvements thereon, as defined by the royalty agreement. Additionally, the Company must pay a royalty on net receipts from infant formula based on new technology, as defined by the agreement. The royalty agreement continues until terminated by both parties. The Company has paid no royalty fees to Land O'Lakes to date under this agreement.

     Under the master services agreement, the Company may purchase services from Land O'Lakes for certain office, technology and research and development activities. The services agreement enables the Company to access expertise, on an as-needed basis, from Land O'Lakes. The cost to the Company for these services is the pro rata share of Land O'Lakes' cost. In 1997, the Company rented approximately 4,500 square feet of administrative and laboratory space from Land O'Lakes. The Company was charged approximately $442,000 for these services and space in 1997. The services agreement has been extended through December 31, 1998, and may be terminated by either party upon a one-month notice. In June 1996, the Company entered into a five-year lease agreement with Land O'Lakes in connection with the Company's pilot plant manufacturing facility. The lease calls for annual payments of approximately $86,000, which amount the Company paid in 1997 under such lease.

     In March 1995, the Company entered into a License and Collaboration Agreement with Chiron, a beneficial owner of more than 5% of the Company's outstanding capital stock. Under the agreement, the Company received an exclusive worldwide license for a proprietary Chiron adjuvant for use in the production of up to three pharmaceutical polyclonal antibody products processed from bovine colostrum and any number of functional food products containing polyclonal antibodies processed from bovine colostrum. Because the Company agreed not to compete for 15 years in the area of functional food under the license agreement with Land O'Lakes described above, the Company's development of any functional food products requires the consent of Land O'Lakes. In connection with the Company's agreement with Chiron, Land O'Lakes consented to the Company's development of food applications of an H. PYLORI product and also waived its right under its license agreement with the Company to access the technology licensed by the Company from Chiron. In addition to paying royalties under the agreement, the Company must pay a license fee with respect to the use of the Chiron adjuvant for each of the three pharmaceutical products. The Company issued 17,143 shares of Series F-1 Preferred Stock (which converted into 42,857 shares of Common Stock upon the consummation of the Company's Offering) in payment of the license fee for the initial pharmaceutical product in development, SPORIDIN-G. License fees for the remaining products are due within a specified period after the disease targets for such products have been identified. Under the agreement, the Company and Chiron are also to collaborate on the development and evaluation of polyclonal antibody products processed from bovine colostrum and targeting infections in humans caused by H. PYLORI, the bacterium associated with ulcers and gastritis. The agreement included licenses by Chiron to the Company to certain Chiron proprietary H. PYLORI-associated technology, including H. PYLORI antigens and the Chiron adjuvant, and licenses by the Company to Chiron to certain Company proprietary H. PYLORI-associated technology, including H. PYLORI antigens, for use in the development and commercialization of an H. PYLORI product. Under the agreement, Chiron purchased an option to acquire an exclusive license to market any H. PYLORI product developed as a result of the collaboration. If Chiron exercises such option, the agreement provides for a division of the profits and losses from the development and commercialization of the H. PYLORI product. If Chiron does not exercise its option to market the product, the Company would have the right to market any such product itself or through third parties if royalties are paid to Chiron for any use of Chiron technology in the product. As part of the arrangement, Chiron also purchased four warrants to purchase an additional 17,144 shares of Series F-1 Preferred Stock, 42,856 shares of Series F-2 Preferred Stock and 140,000 shares of Series F-3 Preferred Stock. On March 22, 1996, Chiron exercised its warrant to purchase 17,144 shares of Series F-1 Preferred Stock at the price of $17.50 per share, which converted into 42,860 shares of Common Stock upon the consummation of the Offering. Each of the remaining three warrants provides that if the exercise price for the warrant is greater than the average of the high and low sale prices of a share of Common Stock for the 20 trading days prior to the date of exercise, then the exercise price is reduced to such average price and the number of shares covered by the warrant are proportionately increased. Assuming the warrants were all exercised on December 31, 1997, when the average trading price was equal to $1.93 per share, the warrants would have been exercisable for an aggregate of 3,117,672 shares.

     In December 1996, the Company entered into an operating lease with Cargill Leasing Corporation for $835,393 of manufacturing equipment for the Company's pilot plant facility. Lease payments continue for a period of seven years with the Company's option to extend for an additional 12 months. The lease is guaranteed by Land O'Lakes.

                           APPOINTMENT OF AUDITORS

     Ernst & Young LLP, independent public accountants, have been the auditors for the Company since 1992. Upon recommendation of the Audit Committee, the Board of Directors again has selected Ernst & Young LLP to serve as the Company's auditors for the year ending December 31, 1998, subject to ratification by the stockholders. While it is not required to do so, the Board of Directors is submitting the selection of that firm for ratification in order to ascertain the view of the stockholders. If the selection is not ratified, the Board of Directors will reconsider its selection.

     A representative of Ernst & Young LLP will be present at the meeting and will be afforded an opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions during the meeting.

               DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Secretary of the Company, 4001 Lexington Avenue North, Arden Hills, Minnesota 55126, no later than December 1, 1998 for inclusion in the Proxy Statement for such meeting.

                              ADDITIONAL MATTERS

     The Annual Report to Stockholders of the Company for 1997 is being mailed with this Proxy Statement.

     As of the date of this Proxy Statement, management knows of no matters that will be presented for determination at the meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of stockholders, it is intended that the shares represented by the proxies solicited by the Board of Directors will be voted by the proxies named therein in accordance with their best judgment.

                                       By Order of the Board of Directors,


                                       /s/ Gregg A. Waldon
                                       -----------------------------------
                                       Gregg A. Waldon
                                       SECRETARY

Dated:  March 30, 1998

                                  GALAGEN INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                 ANNUAL MEETING OF STOCKHOLDERS - MAY 13, 1998

    The undersigned, revoking any proxy heretofore given, hereby appoints Robert
A. Hoerr, M.D., Ph.D. and Gregg A. Waldon, or either of them, as Proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated herein, all the shares of Common Stock of GalaGen Inc. held of record by the undersigned at the close of business on March 19, 1998, upon the following matters more fully described in the Notice of and Proxy Statement for the Annual Meeting of Stockholders to be held on May 13, 1998, and at any adjournment or adjournments thereof.

1. ELECTION OF DIRECTORS. Nominees of the Board of Directors are: Stanley Falkow, Ph.D., Robert A. Hoerr, M.D., Ph.D., Ronald O. Ostby, R. David Spreng and Winston R. Wallin.

/ /    VOTE FOR all nominees                               / /    WITHHOLD AUTHORITY
      except those listed below:                                 to vote for all nominees listed above.

--------------------------------------------------------------------------------

2. Ratify the appointment of Ernst & Young LLP as independent auditors for the 1998 fiscal year.

   / /    FOR                  / /    AGAINST                  / /    ABSTAIN

                        (Continued, and to be signed and dated, on reverse side)

(Continued from reverse side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S), BUT IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS, IF ANY, AS MAY PROPERLY COME BEFORE THE MEETING.

                                               I plan to attend the meeting. / /

                                              Please sign exactly as name
                                              appears hereon. Joint owners
                                              should each sign. When signing as
                                              attorney, executor, administrator,
                                              trustee or guardian, please give
                                              full title as such. If a
                                              corporation, please sign in full
                                              corporate name by President or
                                              other authorized officer. If a
                                              partnership, please sign in
                                              partnership name by authorized
                                              person.

                                              ----------------------------------

                                              ----------------------------------

                                              SIGNATURE(S)          DATE